Exhibit 99.1

LogicVision Reports First Quarter 2005 Financial Results

Company’s Results Exceed Guidance

          SAN JOSE, Calif., April 26 /PRNewswire-FirstCall/ -- LogicVision, Inc. (Nasdaq: LGVN), a leading provider of embedded yield enhancement solutions, today announced financial results for the first quarter ended March 31, 2005. Results were above the guidance the company provided on Jan. 25, 2005.

          Revenues in the first quarter were $3.7 million, compared with $2.7 million in the fourth quarter of 2004.

          Net loss in the first quarter was $1.8 million, or a net loss of $0.10 per share, an improvement over a net loss of $2.3 million, or a net loss of $0.13 per share, reported in the fourth quarter of 2004.

          Gross margins in the first quarter were 79 percent, compared with 69 percent in the fourth quarter.  A greater amount of licensing revenues, which earn the company’s highest margins, contributed to the increase in gross margins.

          Operating expenses were $4.8 million, compared with $4.2 million in the fourth quarter of 2004.  A planned increase in personnel costs, along with seasonally higher benefit costs, accounted for the $600,000 increase, which was in line with the company’s operating plan.

          At March 31, 2005, LogicVision had $23.6 million in cash, cash equivalents, and investments, with $3.5 million of outstanding bank debt.

          LogicVision exited the first quarter with a backlog of $16.0 million, including $6.8 million of deferred revenues, compared with a backlog of $18.7 million, including $8.1 million of deferred revenues, at the end of the prior quarter.

          “We are excited about our LV2005 product release, scheduled for June 2005,” said James T. Healy, president and CEO of LogicVision. “Our LV2005 product encompasses a new generation of embedded test and diagnostic capabilities that will provide superior test quality and accelerated time-to-market capabilities for nanometer scale designs,” he said.

          “We recently announced our breakthrough Embedded SerDes Test (EST) product.  This innovative IP-based technology, when coupled with our new version of SiVision, adds to our portfolio of products and broadens our addressable market.  The EST product will be available in June 2005 as part of our LV2005 product release,” said Healy.

          “We also recently announced that Open-Silicon, Inc., a fabless ASIC company that provides a cost-effective alternative to traditional chip design and supply-chain models, adopted LogicVision’s embedded memory-test and repair-analysis technology as part of the standard tool flow in Open-Silicon ASIC designs. By integrating our technology into its ASIC design methodology, Open-Silicon is able to provide the highest quality silicon to its customers in the shortest amount of time.

          “In addition, during the first quarter we secured two overseas distributorships:  HTT GmbH as the exclusive distributor for our products in Europe, giving us our first-ever European presence; and, we renewed our partnership with AMOS Technologies as our exclusive distributor in Israel.  We are excited about the compelling market opportunities in both regions,” said Healy.

          Guidance for the Second Quarter of 2005

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Revenues in Q2 are expected to be in the range of $2.4 million to $2.6 million.  Q1 revenues included an existing order that was primarily recognized up front, in accordance with the company’s normal revenue recognition policies. In addition, an existing order has been modified this month, resulting in additional backlog as well as some delay in revenue recognition.

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Net loss in Q2 is expected to be in the range of $3.2 million to $3.5 million, or a net loss of $0.18 to $0.19 per share.  The larger net loss is expected to result from lower revenues, combined with the company’s expectation that operating expenses will remain at about the same level as Q1.

--

Cash, cash equivalents and investments are expected to be approximately $20.0 million at the end of Q2. Cash is expected to be impacted by the expected quarterly operating loss, working capital requirements and capital expenditures, offset by expected bank borrowings of approximately $500,000.

          Conference Call

          LogicVision will broadcast its conference call discussion of first quarter 2005 financial results on Tuesday, April 26, 2005 at 2 p.m. Pacific time.  To listen to the call, please dial 517-308-9001, pass code:  “LogicVision.”  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 203-369-0107. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company’s web site at http://www.logicvision.com .  An archived web cast of the call will be available at http://www.logicvision.com for one year.

          About LogicVision, Inc.

          LogicVision provides yield learning software in the design for manufacturing (DFM) sector.  The company’s ETCreate (icBIST) allows designers to embed test capability directly in a semiconductor device.  These embedded testers operate as “eyes in the die,” observing and testing the device, then use ETAccess to interface with external testers to identify failure mechanisms. LogicVision’s analysis software, SiVision, automates parametric verification of semiconductor ICs across the range of manufacturing and operating conditions. The benefits are rapid identification and resolution of design, product and manufacturing issues, allowing semiconductor companies to achieve the steepest yield learning ramp possible. LogicVision solutions are used in the development of semiconductor ICs for products ranging from digital consumer goods to wireless communications devices and satellite systems. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

          FORWARD LOOKING STATEMENTS

          Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s outlook, expected bank borrowings, the expected timing of product releases, the features, benefits and enhancements of the Company’s products, market opportunities, and the Company’s expected financial results and condition, including revenues, expenses, net loss and cash, cash equivalents, and investments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified, cancelled or not renewed, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Form 10-K for the year ended December 31, 2004, and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

          NOTE:  LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

LOGICVISION, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amount)
(Unaudited)

	Three Months Ended March 31,

	2005	2004

Revenues:
License	$2,697	$1,149
Service	928	933
Product	52	138

Total revenues	3,677	2,220

Cost of revenues:
License	186	52
Service	569	542
Product	25	59

Total cost of revenues	780	653

Gross profit	2,897	1,567

Operating expenses:
Research and development	1,690	1,247
Sales and marketing	1,776	1,417
General and administrative	1,289	1,208

Total operating expenses	4,755	3,872

Loss from operations	(1,858)	(2,305)
Interest and other income	62	98

Loss before provision for income taxes	(1,796)	(2,207)
Provision for income taxes	16	18

Net loss	$(1,812)	$(2,225)

Net loss per share, basic and diluted	$(0.10)	$(0.14)

Weighted average number of shares outstanding, basic and diluted	18,389	15,901

LOGICVISION, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2005	December 31, 2004

ASSETS
Current Assets:
Cash, cash equivalents and short- term investments	$22,366	$21,342
Accounts receivable	933	1,125
Prepaid expenses and other current assets	1,616	1,459

Total current assets	24,915	23,926
Property and equipment, net	1,067	907
Long-term investments	1,233	4,960
Goodwill and intangible assets, net	7,537	7,613
Other long-term assets, net	1,193	1,837

Total assets	$35,945	$39,243

Total cash, cash equivalents and investments	$23,599	$26,302

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$3,500	$3,500
Accounts payable and accrued liabilities	2,454	2,866
Deferred revenue, current portion	5,214	4,885

Total current liabilities	11,168	11,251
Deferred revenue	1,546	3,184

Total liabilities	12,714	14,435
Stockholders’ Equity:
Common Stock	2	2
Additional paid-in capital	104,092	103,734
Deferred stock-based compensation	—	(1)
Accumulated other comprehensive income	(50)	74
Accumulated deficit	(80,813)	(79,001)

Total stockholders’ equity	23,231	24,808

Total liabilities and stockholders’equity	$35,945	$39,243

SOURCE  LogicVision, Inc.
          -0-                                        04/26/2005
          /CONTACT:  Bruce M. Jaffe, Vice President & CFO of LogicVision, Inc., +1-408-453-0146, or InvestorRelations@logicvision.com; or Christina Carrabino, Christina@stapleton.com, or Alexis Pascal, Lexie@stapleton.com, both at +1-650-470-0200, for LogicVision, Inc./
          /Web site:  http://www.logicvision.com /